Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059 and 333-200656) of our report dated September 20, 2016, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2016 and 2015 and for the years then ended which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the Securities and Exchange Commission on September 20, 2016.

/s/ Weinberg & Company, P.A.

September 20, 2016
Los Angeles, California